  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 30, 1996.

                                           REGISTRATION STATEMENT NO. 333-05857

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                      PRE-EFFECTIVE AMENDMENT NO. 4
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933

                               ----------------

                       TELCO COMMUNICATIONS GROUP, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         VIRGINIA                     4813                   54-1674283
     (STATE OR OTHER           (PRIMARY STANDARD          (I.R.S. EMPLOYER
     JURISDICTION OF       INDUSTRIAL CLASSIFICATION     IDENTIFICATION NO.)
     INCORPORATION OR             CODE NUMBER)
      ORGANIZATION)

                          4219 LAFAYETTE CENTER DRIVE

                        CHANTILLY, VIRGINIA 20151
                                (703) 631-5600
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                                DONALD A. BURNS
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                       TELCO COMMUNICATIONS GROUP, INC.
                          4219 LAFAYETTE CENTER DRIVE

                        CHANTILLY, VIRGINIA 20151
                                (703) 631-5600
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:



      MORRIS F. DEFEO, JR.                          DENNIS J. BLOCK
     SWIDLER & BERLIN, CHARTERED                      AKIKO MIKUMO
   3000 K STREET, N.W., SUITE 300            WEIL, GOTSHAL & MANGES LLP
       WASHINGTON, D.C. 20007                       767 FIFTH AVE.,
           (202) 424-7500                        NEW YORK, N.Y. 10153
                                                     (212) 310-8000


                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

                               ----------------

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The table below sets forth the expenses to be incurred by the Company in connection with the issuance and distribution of the shares registered for offer and sale hereby, other than underwriting discounts and commissions. All amounts shown represent estimates except the Securities Act registration fee and the NASD filing fee.

   Registration fee under the Securities Act of 1933................... $62,358
   NASD filing fee.....................................................  18,584
   Nasdaq National Market fee..........................................   7,775
   Printing expenses...................................................       *
   Registrar and Transfer Agent's fees and expenses....................       *
   Accountants' fees and expenses......................................       *
   Legal fees and expenses (not including Blue Sky)....................       *
   Blue Sky fees and expenses..........................................       *
   Miscellaneous.......................................................       *
                                                                        -------
     Total............................................................. $     *
                                                                        =======

- --------
*To be completed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Article 10 of the Virginia Stock Corporation Act allows, in general, for indemnification, in certain circumstances, by a corporation of any person threatened with or made a party to any action, suit, or proceeding by reason of the fact that he or she is, or was, a director, officer, employee, or agent of such corporation. Indemnification is also authorized with respect to a criminal action or proceeding where the person had no reasonable cause to believe that his conduct was unlawful. Article 9 of the Virginia Stock Corporation Act provides limitations on damages payable by officers and directors, except in cases of willful misconduct or knowing violation of criminal law or any federal or state securities law.

  The Company's Articles of Incorporation provide for mandatory indemnification of its directors and officers against liability incurred by them in proceedings instituted or threatened against them by third parties, or by or on behalf of the Registrant itself, relating to the manner in which they performed their duties unless they have been guilty of willful misconduct or a knowing violation of the criminal law.

  The Company has directors' and officers' insurance with National Union Fire Insurance Company of Pittsburgh which provides for indemnification, subject to certain conditions, of certain directors and officers of the Company.

  In the U.S. Underwriting Agreement and International Underwriting Agreement, proposed forms of which have been filed as Exhibits 1.1 and 1.2 hereto, respectively, the U.S. Underwriters and Managers will agree to indemnify, under certain conditions, the Registrant's officers, directors and controlling persons against certain liabilities, including liabilities under the Securities Act of 1933.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

  The following reflects a 10-for-1 stock split declared by the Company on July 1, 1994 and a 425-for-1 stock split to be effective immediately prior to the Offerings.

  In connection with the organization of the Company, 4,250 shares of the Company's Common Stock was issued to Henry G. Luken, III, 4,845 shares were issued to Donald A. Burns, and 3,655 shares were issued to Walter C. Anderson on August 15, 1993.

  On November 9, 1993, an additional 6,718,187, 7,666,405 and 5,790,157 shares of the Company's Common Stock were issued to Mr. Luken, Mr. Burns and Mr. Anderson, respectively.

  On July 1, 1994 options for 623,687 shares of Common Stock were granted to Mr. Rachlin, at an exercise price of $0.31 per share.

  On July 20, 1994, the Company reacquired 5,794,025 shares of its Common Stock from Mr. Anderson for $25,000. On July 25, 1994, the Company issued 6,470,412 shares of its Common Stock to Iceberg Transport, S.A., a Panamanian corporation, in a private placement for $50,000.

  On November 30, 1994 options for 797,300 shares were issued to Ms. Marine-Street at an exercise price of $1.76 per share.

  On December 30, 1994 options for 212,500 shares were issued to Mr. Stodter at an exercise price of $1.85 per share.

  On September 1, 1995 options for 212,500 shares were issued to Ms. Anastasi at an exercise price of $3.23 per share.

  On June 27, 1994 a warrant to purchase 682,082 shares at a nominal exercise price was issued to Signet Media Capital Group.

  On March 19, 1996, options to acquire 425,000 shares were issued to Mr. Merrick at an exercise price of $7.53 per share.

  On April 4, 1996, options to acquire 1,062,500 shares were issued to Mr. Canton at an exercise price of $7.53 per share.

  On April 1, 1996, Bonita Anderson, James Sznajder, Bryan Rachlin and Dennis Jarman exchanged their options in LDWC for options to acquire 25,511, 51,021, 102,043, and 113,267 shares of Telco Common Stock, respectively, under the Company's Stock Option Plan.

  On July , 1996, 593,334 shares of the Company's Common Stock were issued to the shareholders of Tel Labs in exchange for all of their shares in Tel Labs in connection with the acquisition of Tel Labs.

  Each issuance of securities described above was made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act as a transaction by an issuer not involving any public offering. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates issued in such transactions. All recipients had adequate access, through their relationships with the Company, to information about the Company.

ITEM 16(A). EXHIBITS.

 EXHIBIT                                                          SEQUENTIALLY
 NUMBER                        DESCRIPTION                        NUMBERED PAGE
 -------                       -----------                        -------------
     1.1 Form of U.S. Underwriting Agreement...................
    *1.2 Form of International Underwriting Agreement..........
    *2.1 Share Exchange Agreement between Telco Communications
          Group, Inc., Henry G. Luken, III, Bryan Rachlin,
          Michael Cheng and Kevin Yang dated as of June 1, 1996
          (Tel Labs, Inc. Share Exchange Agreement) ...........
    *2.2 Long Distance Wholesale Club Share Exchange
          Agreement............................................
    *3.1 Form of Restated Articles of Incorporation of Telco
          Communications Group, Inc............................
    *3.2 Form of Amended and Restated Bylaws of Telco
          Communications Group, Inc............................
    *4.1 Form of Common Stock Certificate of Telco
          Communications Group, Inc............................
    *5.1 Opinion of Swidler & Berlin, Chartered................
    10.1 Agreement for the Provision of Billing and Collection
          Services between Telco Development Group of Delaware,
          Inc. and the Ameritech Companies dated July 1, 1995..
    10.2 Agreement for the Provision of Billing and Collection
          Services between the Bell Atlantic Operating
          Telephone Companies and Telco Development Group of
          Delaware, Inc. dated June 10, 1994...................
    10.3 Clearinghouse Billing and Collection Services
          Operating Contract between Telco Development Group of
          Delaware, Inc. and Bell South Communications dated
          January 3, 1994......................................
  **10.4 Agreement for Billing Services by Tel Labs, Inc. and
          Esprit Telecom dated December 29, 1995...............
  **10.5 Agreement for Billing Services by Tel Labs, Inc. and
          Long Distance Wholesale Club, Inc. dated July 19,
          1995.................................................
  **10.6 One Plus Billing & Information Management Services
          Agreement between Long Distance Wholesale Club, Inc.,
          and Telco Development Group of Delaware, Inc. dated
          January 23, 1996.....................................
    10.7 Agreement between Nevada Bell and Telco Development
          Group of Delaware, Inc. for Billing and Collection
          Service dated September 3, 1995......................
    10.8 Agreement for Interstate Billing and Collection
          Services Agreement between New England Telephone and
          Telegraph Company and Telco Development Group of
          Delaware, Inc. dated July 31, 1995...................
    10.9 Agreement for Interstate Billing and Collection
          Services between New York Telephone Company and Telco
          Development Group of Delaware, Inc. dated July 31,
          1995.................................................
   10.10 Agreement for the Provision of Billing and Collection
          Services between Pacific Bell and Telco Development
          Group of Delaware, Inc. dated July 12, 1996..........
   10.11 Casual Billing Services Agreement between the Southern
          New England Telephone Company and Telco Development
          Group of Delaware, Inc. dated February 9, 1996.......
 **10.12 Agreement for the Provision of Billing and Collection
          Services between Southwestern Bell Telephone Company
          and Telco Development Group of Delaware, Inc. dated
          December 16, 1994; and Amendment to the Agreement for
          the Provision of Billing and Collection Services
          between Southwestern Bell Telephone Company and Telco
          Development Group of Delaware, Inc. dated December
          19, 1994.............................................
 **10.13 One Plus Billing and Information Management Services
          Agreement between Telco Development Group of
          Delaware, Inc. and Telco Communications Group, Inc.
          dated December 30, 1995..............................

 EXHIBIT                                                             SEQUENTIALLY
 NUMBER                         DESCRIPTION                          NUMBERED PAGE
 -------                        -----------                          -------------
 **10.14 Agreement for Billing Services by Tel Labs, Inc. and
          Telco Communications Group, Inc. (undated).................
   10.15 Agreement for the Provision of Billing and Collection
          Services for Clearing Agents between U S WEST, Inc. and
          Telco Development Group of Delaware, Inc. dated April 1,
          1995; Amendment dated June 6, 1996......................
   10.16 Standard Agreement for the Provision of Billing and
          Collection Services between United Telephone Company of
          Florida and Telco Development Group of Delaware, Inc.
          dated October 19, 1994..................................
 **10.17 Service Agreement between IXC Carrier, Inc. and Telco
          Communication Group, Inc. dated December 15, 1995.......
 **10.18 Telco Communications Group, Inc. Wholesale Customer
          Agreement for Special International Pricing with Esprit
          Telecom dated February 21, 1996.........................
  *10.19 Telco Communications Group, Inc. 1994 Amended and
          Restated Stock Option Plan..............................
 **10.20 Lease Agreement between CPL Properties and Telco
          Communications Group, Inc. effective March 1, 1995
          (Davenport, Iowa Switch Site)...........................
 **10.21 Lease Agreement between Thomas Kurschner and Telco
          Communications Group, Inc. effective November 2, 1995
          (Las Vegas, Nevada Switch Site).........................
 **10.22 Deed of Lease Agreement between Bricks in the Sticks,
          Ltd. and Telco Communications Group, Inc. effective
          March 1, 1995 (Chattanooga, Tennessee Switch Site)......
 **10.23 Lease Agreement between The University of Texas System and Telco Communications Group, Inc. effective August
          22, 1994 (Austin, Texas Switch Site)....................
 **10.24 Agreement of Lease between 13th and L Associates and
          Telco Communications Group, Inc. effective August 25,
          1994 (Washington, DC Switch Site).......................
 **10.25 Deed of Lease agreement between Bricks in the Sticks,
          Ltd. and Tel Labs, Inc. effective July 1, 1994
          (Corporate Office)......................................
 **10.26 Deed of Lease Agreement between Bricks in the Sticks,
          Ltd. and Telco Communications Group, Inc. effective
          March 1, 1995 (Corporate Office)........................
 **10.27 Master Lease Agreement between Telco Communications
          Group, Inc. and Dana Commercial Credit Corporation dated
          September 14, 1995; Addendum to the Master Lease
          Agreement dated September 15, 1995; and Lease Schedules
          001 and 002 ............................................
   10.28 Equipment Lease between DGI Technologies, Inc. and Telco
          Communications Group, dated October 1, 1994.............
 **10.29 Equipment Leases between DSC Finance Corporation and
          Telco Communications Group, Inc. (Master Lease dated
          January 1, 1994 and Schedules A-P1).....................
 **10.30 Credit Agreement between Telco Communications Group,
          Incorporated, Signet Bank and the Banks listed therein,
          dated as of January 24, 1996............................
   10.31 Employment Agreement between Telco Communications Group,
          Inc. and Donald A. Burns dated as of July 10, 1996......
 **10.32 Employment Agreement between Telco Communications Group,
          Inc. and Thomas J. Cirrito dated as of April 1, 1996....
 **10.33 Employment and Stock Option Agreement between Telco
          Communications Group, Inc. and Stephen G. Canton dated
          as of April 4, 1996.....................................

  EXHIBIT                                                          SEQUENTIALLY
  NUMBER                        DESCRIPTION                        NUMBERED PAGE
  -------                       -----------                        -------------
   **10.34 Employment Agreement between Telco Communications
            Group, Inc. and Bryan K. Rachlin dated as of July
            10, 1996............................................
   **10.35 Employment Agreement between Telco Communications
            Group, Inc. and Nicholas A. Merrick dated as of
            March 19, 1996......................................
   **10.36 Employment Agreement between Telco Communications
            Group, Inc. and Janet D. Anastasi dated as of May 2,
            1996................................................
   **10.37 Employment Agreement between Telco Communications
            Group, Inc. and Natalie Marine-Street dated as of
            May 3, 1996.........................................
   **10.38 Employment Agreement between Telco Communications
            Group, Inc. and Mark J. Stodter dated as of May 2,
            1996................................................
    *10.39 Employment Agreement between Telco Communications
            Group, Inc. and Henry G. Luken, III dated as of July
            10, 1996............................................
    *10.40 Indemnification Agreement............................
    *10.41 Registration Rights Agreement........................
      11.1 Statement Regarding Computation of Per Share
            Earnings............................................
     *21.1 Subsidiaries of Telco Communications Group, Inc. ....
    **23.1 Consent of Deloitte & Touche LLP.....................
    **23.2 Consent of Chase and Associates CPAs, PC.............
     *23.3 Consent of Swidler & Berlin, Chartered (to be
            included in Exhibit 5.1 to this Registration
            Statement)..........................................
    **24.1 Powers of Attorney...................................
      27.1 Financial Data Schedule..............................

- --------
*To be filed by amendment.
**Previously filed.

ITEM 16(B). FINANCIAL STATEMENT SCHEDULES.

  None.

ITEM 17. UNDERTAKINGS.

  The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF CHANTILLY, COMMONWEALTH OF VIRGINIA, ON JULY 30, 1996.

                                          Telco Communications Group, Inc.


                                          By: /s/ Bryan K. Rachlin
                                             -------------------------------
                                                   BRYAN K. RACHLIN
                                            Chief Operating Officer, Secretary
                                                 and General Counsel

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON JULY 30, 1996.


              SIGNATURE                        TITLE
              ---------                        -----

                  *                       Chairman of the Board and Director
- -------------------------------------
         HENRY G. LUKEN, III

                                          Vice Chairman of the Board,
                  *                        President, Chief Executive Officer
- -------------------------------------      and Director (Principal Executive
           DONALD A. BURNS                 Officer)

                  *                       President of Consumer Division and
- -------------------------------------      Director
          THOMAS J. CIRRITO

                  *                       Director
- -------------------------------------
           ROBERT W. ROSS

                  *                       Chief Financial Officer and
- -------------------------------------      Treasurer (Principal Financial
         NICHOLAS A. MERRICK               Officer)

                  *                       Vice President and Corporate
- -------------------------------------      Controller (Principal Accounting
          JANET D. ANASTASI                Officer)


* Bryan K. Rachlin, by signing his name hereto, signs this document on behalf of each of the persons so indicated above pursuant to powers of attorney duly executed by such persons and filed with the Securities and Exchange Commission.

                                          Attorney-in-Fact
      /s/ Bryan K. Rachlin
- -------------------------------------
        BRYAN K. RACHLIN